Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
KBR, Inc.:
We consent to the incorporation by reference in the registration statements (Registration Nos. 333‑228047, 333-190777, 333‑155551, 333‑138850, and 333‑142101) of KBR, Inc. of our reports dated February 24, 2020, with respect to the consolidated balance sheets of KBR, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II, (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of KBR, Inc.
Our report refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.
/s/ KPMG LLP

Houston, Texas
February 24, 2020